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                                                                      EXHIBIT 99



REXALL SUNDOWN COMPLETES MERGER WITH RICHARDSON LABS
AT THE COMPANY:
Geary Cotton, Chief Financial Officer
(561) 241-9400

AT THE FINANCIAL RELATIONS BOARD:
Karen Griffiths, General Information
Lynn Sawyer-Landau, Analyst Information
(212) 661-8030

FOR IMMEDIATE RELEASE
Boca Raton, Florida -- January 29, 1998 -- Rexall Sundown, Inc. (Nasdaq: RXSD) today announced that it has completed its previously announced merger with Richardson Labs, Inc., a leader in the diet and weight management supplement category.

To consummate the transaction, Rexall Sundown issued 2,884,616 shares of its common stock to Richardson Labs' stockholders. The transaction was structured as a pooling of interests and is expected to be accretive to Rexall Sundown's earnings in the current fiscal year. Based in Boise, Idaho, Richardson Labs is best known for its leading diet supplement Chroma Slim(R). Richardson Labs will continue to be operated by its current management as a wholly-owned subsidiary of Rexall Sundown.

Chris Nast, Rexall Sundown's President and Chief Executive Officer, said, "We believe that science-based products represent a significant market opportunity as consumers, especially aging baby boomers, are increasingly turning to alternative, natural products with documented benefits. As a proven innovator in this arena, we are pleased to welcome Richardson Labs to the Rexall Sundown family."

Mr. Nast continued, "We expect the combination of Richardson Labs' product development strength and Rexall Sundown's multiple distribution channels to benefit revenue and earnings this year and in the years to come. This merger is consistent with our strategy to be the nation's leading supplier of vitamins and nutritional supplements. Over the longer term, we believe that opportunities for cost synergies and revenue enhancements will further increase the value of Richardson Labs to our company.

"We have the financial resources and flexibility to continue to pursue additional acquisitions and we will remain active in evaluating candidates that are consistent with our strategic goals," Mr. Nast concluded. John Priddy, President of Richardson Labs, stated, "We are extremely excited about the consummation of the merger with Rexall Sundown. As we have said before, this will give us the opportunity to leverage our proprietary, science-based products to Rexall Sundown's multiple channels of distribution."






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Rexall Sundown, Inc. develops, manufactures and distributes vitamins, nutritional supplements and consumer health products worldwide. Visit the company's web sites at www.rexallsundown.com and www.rexallshowcase.com.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties which are detailed in Rexall Sundown's filings with the Securities and Exchange Commission.

To receive additional information on Rexall Sundown, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code RXSD.